UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2022
NOVELIS INC.
(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3560 Lenox Road, Suite 2000, Atlanta, Georgia 30326
(Address of Principal Executive Offices)
(404) 760-4000
(Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.
On August 18, 2022, Novelis Inc. (the "Company" or "we") entered into an amendment (the "Amendment") to its Amended and Restated Credit Agreement (as previously amended and as amended by the Amendment, the "ABL Facility"), dated as of October 6, 2014, among the Company and subsidiary borrowers party thereto, the guarantors party thereto, Wells Fargo as administrative agent and collateral agent, and the lenders and issuing banks party thereto.
The Amendment increases the commitments under the ABL Facility by $500 million to $2.0 billion and extends the maturity of the ABL Facility until August 18, 2027; provided that, in the event that our senior unsecured notes, secured term loan credit agreement or certain other indebtedness is outstanding 60 days prior to its maturity (and not refinanced with a maturity date at least six months later than August 18, 2027), then the ABL Facility will mature 60 days prior to the maturity date for such other indebtedness, as applicable; unless excess availability under the ABL Facility is at least (i) 17.5% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base or (ii) 12.5% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base, and a minimum fixed charge ratio test of at least 1.25 to 1 is met.
Loans and letters of credit are available under the ABL Facility in an amount equal to the lesser of the commitments and the current Borrowing Base (as defined in the ABL Facility). Loans outstanding under the ABL Facility will incur interest at Term SOFR, EURIBOR, SONIA or SARON (each as defined in the ABL Facility), as applicable based on the currency of the loan, plus a spread of 1.10% to 1.60% based on excess availability. The ABL Facility also permits us to elect to borrow US Dollar denominated loans that accrue interest at a base rate (determined based on the greatest of one month Term SOFR plus 1.00%, a prime rate or an adjusted federal funds rate) plus a prime spread of 0.10% to 0.60% based on excess availability.
The ABL Facility has a provision that allows the commitments under the ABL Facility to be increased by an additional $750 million, subject to lenders providing commitments for the increase. The ABL Facility requires us to maintain a specified minimum fixed charge coverage ratio of 1.25 to 1.00 if excess availability is less than the greater of (1) $150 million and (2) 10% of the lesser of the total ABL Facility commitment and the borrowing base. The ABL Facility also contains various affirmative covenants, including covenants with respect to our financial statements, litigation and other reporting requirements, insurance, payment of taxes, employee benefits, and (subject to certain limitations) causing new subsidiaries to pledge collateral and guaranty our obligations. The ABL Facility also includes various customary negative covenants and events of default, including limitations on our ability to incur additional indebtedness, sell certain assets, enter into sale and leaseback transactions, make investments, loans, and advances, pay dividends or returns of capital and distributions beyond certain amounts, engage in mergers, amalgamations, or consolidations, engage in certain transactions with affiliates, and prepay certain indebtedness. The Amendment includes changes to the affirmative and negative covenants to increase our operating flexibility. The ABL Facility includes a cross-default provision under which lenders could accelerate repayment of the loans if a payment or non-payment default arises under any other indebtedness with an aggregate principal amount of more than $100 million. The ABL Facility is guaranteed by the Company's direct parent, AV Metals Inc., and certain of the Company's direct and indirect subsidiaries and are secured by a pledge of substantially all of the assets of the Company and the guarantors.
The foregoing description of the Amendment is a general description and is qualified in its entirety by reference to the Amendment, which the Company plans to file as an exhibit to its next annual report on Form 10-Q.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: August 19, 2022	By:	/s/ Christopher Courts
Name: Christopher Courts
Title: Senior Vice President and General Counsel, Corporate Secretary and Compliance Officer